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                                  EXHIBIT 5.5.3
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MORGAN BEAUMONT, INC. EXPANDS SOFTWARE ENGINEERING AND EXECUTIVE AND SENIOR
MANAGEMENT
Monday January 17, 12:21 pm ET

SARASOTA, Fla.--(BUSINESS WIRE)--Jan. 17, 2005--Morgan Beaumont, Inc., (OTCBB:MBEU - News) a premier technology solution provider to the Stored Value and Debit Card market as well as an issuer of signature-based VISA, MasterCard hologram cards and Debit Card Solutions, announced today the expansion of its software engineering team, as well as the hiring of additional executives and managers with marketing, accounting, and operations responsibilities to further build out its corporate infrastructure supporting its current

Erik Jensen, President and Chief Operating Officer of Morgan Beaumont, said, "We are delighted to be expanding the company's infrastructure. The additional senior management and engineering will help us to continue to make our platform the industry standard, while also attracting new partners and clients and delighting them with our execution and professionalism."

Celeste Brey joins Morgan Beaumont as Vice President of Engineering bringing over 20 years experience in the software engineering field. She specializes in designing, developing, and managing web-based systems. Celeste also possesses extensive experience developing distributed high performance transaction processing systems for the telecommunications industry. She has held various positions throughout her career from programmer Analyst to Director of Information Systems. Celeste holds a Bachelor of Science degree from the University of Iowa. Celeste takes the place of Jim Smith, who has resigned from the company as CTO.

In addition, two Senior Software Engineers are also scheduled to join the Morgan Beaumont engineering team, one in February, and one in April. Both will report to Ms. Brey.

These additions will enable Morgan Beaumont to continue to improve its proprietary technology platform, which allows stored value and debit cardholders to load funds securely and instantly across a national network of load locations.

As an example of recent enhancements, the platform now allows a cardholder to send a second card overseas to family, and specify the exact amount to be loaded on the second card. This feature provides additional security, control, and flexibility to cardholders.

This enhancement is also significant due to the size of money transfers. Approximately $16 billion is transferred each year between the United States and Mexico (growing at 29% in the first half of 2003). An estimated 6 million immigrants from Latin America dispatch remittances on a regular basis, accounting for a total of $30 billion. The global market for money transfers is $160 billion per year. Currently most of these transfers are via expensive wire transfer services, instead of through more convenient and affordable stored value cards.

Recent hires include:

Ted Misiewicz joins as Vice President of Finance, reporting to Ken Craig, CFO. He is a financial and operations professional with more than 20 years of extensive financial responsibilities in a wide variety of industries, and 10 years of experience with publicly owned corporations. Prior to joining Morgan Beaumont, he was the CFO of Atlantic Syndication, a wholly owned subsidiary of Evening Post Publishing. He has also served as CFO of Jordan American Holdings, and Mill Pond Press Inc.

Loreen Rua is the Vice President of Project Implementation. She has extensive experience in technical and banking project management, most recently in a management role for four years at JP Morgan Chase.

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Angie Gerena comes on board as the Director of Sales. She has vast experience in the Stored Value Debit Card industry. She also has 18 years of experience working for Fortune 500 companies in Sales and Marketing and Business
Development capacity.

Andrew Neitlich joins Morgan Beaumont as Director of Marketing. He has been a management and marketing consultant to emerging growth companies and knowledge-based organizations for over a decade. He received his MBA from Harvard Business School in 1991.

Paula Dougherty joins Morgan Beaumont Western Division located in Southern California as Project Manager in the Western Region. She has 30 years experience in marketing and sales in technology, including sales support and customer service roles at Cypress Semiconductor and Intersil.

Karen Trautman joins in a Program Manager role. With over 25 years as an attorney, most recently at the Florida Attorney General's office, she will provide legal oversight on Morgan Beaumont's compliance and contracts. This work will be in conjunction with Attorney Todd Ellsworth of Cascade Development Partners, LLC.

Morgan Beaumont, Inc. (OTCBB:MBEU - News) is a Technology Solutions Company located in Sarasota, Florida. Morgan is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. Morgan Beaumont is a MasterCard Third Party Processor
(TPP). The company also has a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995:

Statements about the expected future prospects of our business, our outlook for earnings per share in 2004, statements about our outlook for internal revenue growth in 2004 and 2005, and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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CONTACT:
     Morgan Beaumont Inc., Sarasota
     Eric Jensen, 941-753-2875, Ext. 2007


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Source: Morgan Beaumont Inc.